Exhibit 10.45.2

                               EXCHANGE AGREEMENT

          This Exchange Agreement (this "Agreement") is made and entered into as of January 30, 2002, between Lehman Brothers Holdings Inc., a corporation duly incorporated under the laws of the State of Delaware ( the "Holder"), and Conseco, Inc., a corporation duly incorporated under the laws of the State of Indiana (the "Company").

          WHEREAS, pursuant to the terms of this Agreement, the Company will authorize and validly reserve for issuance $50,000,000 aggregate stated value of a series of convertible preferred stock designated as the Series G Convertible Redeemable Preferred Stock, no par value, stated value $100 per share (the "Preferred Stock"), the terms of which are set forth in the form of Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company (the "Articles") attached as Exhibit A hereto; and

          WHEREAS, as consideration for the Holder's efforts to restructure certain obligations of the Company, the Company will irrevocably and unconditionally agree, upon the terms and subject to the conditions set forth herein, to issue the Preferred Stock to the Holder in exchange for the Holder's surrender to the Company of a warrant that entitles the owner and holder thereof to purchase from Conseco Finance Corp., a corporation duly incorporated under the laws of the State of Delaware ("Conseco Finance"), 5.42 shares of Common Stock of Conseco Finance, in whole or in part, including fractional parts, at a purchase price of $0.01 per share (the "Warrant"), a copy of which is attached as Exhibit B hereto.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally and validly bound, hereby execute and deliver this Agreement and agree as follows:

          Section 1. Representations and Warranties. The Company hereby represents and warrants to the Holder that:

          (a) The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Indiana and has corporate power and authority to own, lease and operate its properties and to conduct its business and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect (as defined below). As used herein, "Material Adverse Effect" means a material adverse change or any development involving a prospective material adverse change in the condition, financial or otherwise, or in the earnings or business affairs of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business.

          (b) Each subsidiary of the Company has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate power and authority to own, lease and operate its properties and to conduct its business and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect. All of the issued and outstanding capital stock of each such subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and, except with respect to the Warrant, is owned by the Company, directly or through subsidiaries. None of the outstanding shares of capital stock of any such subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such subsidiary.

          (c) The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and none of the outstanding shares of capital stock was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

          (d) The Warrant is exchangeable for shares of Preferred Stock in accordance with the terms of this Agreement and, after the vote of the holders of the Series E Preferred Stock and the Series F Preferred Stock with respect to the creation of the Preferred Stock and the action of the Board to authorize and reserve the Preferred Stock for issuance and file the Articles after the vote of the holders of the Series E Preferred Stock and Series F Preferred Stock (the "Required Actions"), the shares of Preferred Stock will have been duly authorized and validly reserved for issuance upon such exchange by all necessary corporate action and such shares, when issued upon such exchange, will be validly issued and will be fully paid and non-assessable. The issuance of the Preferred Stock will not be subject to preemptive or other similar rights.

          (e) The shares of the Company's common stock, no par value (the "Common Stock"), issuable upon conversion of the Preferred Stock have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action and such shares, when issued upon such conversion, will be validly issued and will be fully paid and non-assessable; no holder of such shares will be subject to personal liability by reason of being such a holder; and the issuance of such shares upon such conversion will not be subject to the preemptive or other similar rights of any securityholder of the Company. The form of certificate used to evidence the Common Stock will be in due and proper form and comply in all material respects with all applicable statutory requirements, with any applicable requirements of any security exchange on which the Common Stock is then listed.

          (f) This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at equity or in law.

          (g) Other than the filing of the Articles, no filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required in connection with the reservation for issuance of the Preferred Stock, the exchange of the Warrant for the shares of Preferred Stock, the issuance of

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

shares of Common Stock upon conversion of the Preferred Stock or the consummation of the transactions contemplated by this Agreement, except such as have been obtained.

          (h) Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any subsidiary is subject (collectively, "Agreements and Instruments") except for such violations or defaults that have not and would not result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement (including the exchange of the Warrant for the Preferred Stock and the issuance of shares of Common Stock upon conversion of the Preferred Stock) and compliance by the Company with its obligations under this Agreement have been duly authorized by all necessary corporate action and all Required Actions taken except for the approval of the holders of the Series F Preferred Stock, and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not result in a Material Adverse Effect), nor will such action result in any violation of the provisions of (A) the charter or by-laws of the Company or any of its subsidiaries or (B) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their assets, properties or operations except for such violations, in the case of clause (B) only, that would not result in a Material Adverse Effect.

          (i) There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder.

          (j) The Company is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act").

          (k) Assuming the accuracy of the representations of the Holder under Sections 2 (b) and (c), it is not necessary in connection with the exchange of the Preferred Stock to the Holder in the manner contemplated by this Agreement to register the Preferred Stock under the Securities and Exchange Act of 1933, as amended.

          Section 2. Representations and Warranties of the Holder. The Holder represents and warrants to the Company that:

          (a) This Agreement has been duly and validly authorized, executed and delivered by the Holder and constitutes a valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at equity or in law.

          (b) It is a "qualified institutional buyer" within the meaning of Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"), and an "accredited investor" within the meaning of Regulation D under the Securities Act.

          (c) The Holder represents that, if acquired in exchange for the Warrant pursuant to this Agreement, the Preferred Stock is being acquired for investment and not with a view to distribution or resale, except as otherwise provided by this Agreement.

          Section 3. Covenants of the Company. The Company covenants with the Holder as follows:

          (a) The Company shall use its commercially reasonable best efforts to obtain the consent of the holders of the Series F Preferred Stock to the transactions contemplated hereunder and to file the Articles promptly thereafter, but not more than 60 days from the date hereof; provided, however, that, in the event that such approval cannot be obtained within such period of time, the Preferred Stock shall rank pari passu with the Series E Preferred Stock and the Company shall file the Articles on such basis; and

          (b) On the date that the Preferred Stock is duly authorized and validly issued as provided in Section 5, the Company shall enter into and execute the registration rights agreement in substantially the form attached hereto as Exhibit C (the "Registration Rights Agreement").

          Section 4. Agreements of the Parties.

          (a) Absent registration under the Securities Act as contemplated under the Registration Rights Agreement, the Preferred Stock and the Common Stock issuable upon the conversion of the Preferred Stock shall be subject to restrictions on transferability. Each certificate representing the shares of Preferred Stock or Common Stock issuable upon conversion thereof shall bear, except if such transfer is made pursuant to Rule 144 or pursuant to an effective registration statement, the restrictive legend set forth in clause (b) below, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for the Holder and counsel for the Company, such legend is not required in order to establish or ensure compliance with the provisions of the Securities Act.

          (b) Each certificate representing the Preferred Stock and the Common Stock issuable upon the conversion of the Preferred Stock, shall be stamped or otherwise imprinted with the following or similar legend:

               THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM

               REGISTRATION UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

The Holder consents to the making of a notation by the Company on its records and the giving of instructions to any transfer agent of its capital stock in order to implement the restrictions on transfer established in this Agreement.

          Section 5. Exchange.

          (a) The Holder may exchange the Warrant for the Preferred Stock upon 30 days written notice (the "Exchange Notice") to the Company directing such exchange. The Holder's right to exchange the Warrant shall expire on May 11, 2003 (the "Expiration Date"). Any Exchange Notice submitted by the Holder after the Expiration Date shall be null and void. Subject to Section 5(c) below, upon the receipt by the Company of such Exchange Notice, the Company shall be unconditionally obligated to issue to the Holder, upon surrender of all certificates representing the Warrant (the "Warrant Certificates") to the Company, certificates representing the Preferred Stock (the "Preferred Stock Certificates").

          (b) The Exchange Notice shall state (i) the date, time and place for such exchange and (ii) the denominations and the Holder's name or names of the nominees in which the Holder wishes the Preferred Stock Certificates to be registered.

          (c) After completion of the actions specified in Section 3(a), the Company shall issue the Preferred Stock in exchange for the Warrant unless such performance would violate the terms and provisions of Section 4.04 of the Conseco, Inc. 10 3/4% Senior Notes due 2008 issued under the First Senior Supplemental Indenture, dated as of June 29, 2001, to the Senior Indenture, dated as of November 13, 1997. The Company agrees to use its commercially reasonable best efforts to take all action necessary to effect such exchange.

          (d) If required by the Company, Warrant Certificates surrendered for exchange shall be endorsed or accompanied by a written instrument or instruments for transfer, in form satisfactory to the Company, duly executed by the registered holder or such holder's attorney duly authorized in writing. The date of receipt of such Warrant Certificates by the Company shall be the exchange date (the "Exchange Date") and the exchange shall be deemed effective as of the close of business on the Exchange Date. Subject to Section 3(c), the Company shall, as soon as practicable after the Exchange Date, issue and deliver to the Holder, or to his or its nominee, the Preferred Stock Certificates.

          Section 6. Independent Obligations. The Company acknowledges that its obligations hereunder are independent of the obligations of the Company with respect to the Preferred Stock once issued in accordance with this Agreement.

          Section 7. Successors and Assigns. This Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the Holder. Except in connection with a permitted

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

merger or consolidation of the Company with or into another entity or a permitted sale, transfer or lease of the Company's assets to another entity in which the surviving organization, if other than the Company, assumes the Company's obligations under this Agreement, the Company may not assign its rights or delegate its obligations under this Agreement without the prior approval of the Holder. The Holder may not assign its rights or delegate its obligations under this Agreement to any party other than an affiliate of the Holder without the prior approval of the Company.

          Section 8. Amendments. This Agreement may be amended by the parties hereto only with the prior approval of the Company and the Holder.

          Section 9. Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by first class mail, as follows:

          (a) If given to the Company, at the Company's mailing address set forth below (or such other address as the Company may give notice of to the Holder):

                    Conseco, Inc.
                    1185 N. Pennsylvania Street
                    Carmel, Indiana
                    46032 Attention: David K. Herzog
                    Telephone: (317) 817-5037
                    Fax: (317) 817-5828

          (b) If given to the Holder, at the Holder's mailing address set forth below (or such other address as the Holder may give notice of to the Company):

                    Lehman Brothers Holdings, Inc.
                    399 Park Avenue
                    New York, New York  10022
                    Attention:  Corporate Secretary
                    Telephone:
                    Fax:

          All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

          Section 10. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

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

          Section 11. Termination.

          This Agreement shall terminate (except with respect to the right of the Holder to receive the Preferred Stock and the obligation of the Company to exchange the Preferred Stock for the Warrant, in the case of the receipt by the Company of an Exchange Notice all in accordance with Section 5) upon the earlier of (i) June 10, 2003 and (ii) the Exchange Date.

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


          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.



                                         CONSECO, INC.



                                         By: /s/ William J. Shea
                                            -----------------------------------
                                            Name:  William J. Shea
                                            Title: President



                                         LEHMAN BROTHERS HOLDINGS, INC.



                                         By: /s/ Karen Manson
                                            -----------------------------------
                                            Name:  Karen Manson
                                            Title: Senior Vice President

                                                                       Exhibit A


                          ARTICLES OF AMENDMENT TO THE
                AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                                  CONSECO, INC.

                     Date of Incorporation: August 28, 1979

          CONSECO, INC. (hereinafter referred to as the "Corporation"), an Indiana corporation existing pursuant to the provisions of the Indiana Business Corporation Law, as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating amendment of its Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), certifies the following facts:

                                   ARTICLE I

                                  THE AMENDMENT

          Creation of New Article XII. There is hereby created a new Article XII of the Articles of Incorporation the exact text of which is as follows:

                                  "ARTICLE XII

                     Designations, Rights and Preferences of
                 Series G Convertible Redeemable Preferred Stock

          The designations, rights, preferences, limitations and restrictions of the shares of Preferred Stock, without par value, to be designated as Series G Convertible Redeemable Preferred Stock (in addition to those set forth elsewhere in the Corporation's Articles of Incorporation) are hereby fixed as follows.

          Section 1. Designation; Number of Shares; Stated Value; No Dividends. Five Hundred Thousand Shares (500,000) shares of Preferred Stock shall be designated Series G Convertible Redeemable Preferred Stock (hereinafter referred to as the "Series G Preferred Stock"). Shares of the Series G Preferred Stock shall have a stated value of One Hundred Dollars ($100.00) per share. Dividends shall not be payable on shares of the Series G Preferred Stock.

          Section 2. Conversion.

          (a) Each issued and outstanding share of Series G Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance and without the payment of any additional consideration therefor, into fully paid and nonassessable shares of Common Stock at a rate of ten (10) shares of Common Stock for each share of Series G Preferred Stock (the "Conversion Rate"), subject to adjustment as set forth below.

          (b) In order for a holder to convert shares of Series G Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series G Preferred Stock, at the office of the transfer agent for the Series G Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series G Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued and the number of shares of Series G Preferred Stock to be converted. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or such holder's attorney duly authorized in writing accompanied by the payment of any applicable transfer taxes. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (the "Conversion Date") and the conversion shall be deemed effective as of the close of business on the Conversion Date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series G Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

          (c) The Conversion Rate shall be subject to adjustment from time to time as provided below in this section (c).

          (i) If the Corporation shall, after the first date any shares of Series G Preferred Stock are issued:

               (A) pay a stock dividend or make a distribution with respect to its Common Stock in shares of such Common Stock,

               (B) subdivide or split its outstanding Common Stock into a greater number of shares,

               (C) combine its outstanding shares of Common Stock into a smaller number of shares, or

               (D) issue by reclassification of its shares of Common Stock any shares of common stock of the Corporation,

                    then, in any such event, the Conversion Rate in effect immediately prior to such event shall be adjusted so that the holder of any shares of Series G Preferred Stock shall thereafter be entitled to receive, upon conversion, the number of shares of Common Stock of the Corporation which such holder would have owned or been entitled to receive immediately following any event described above had such shares of Series G Preferred Stock been converted immediately prior to such event or any record date with respect thereto. Such adjustment shall become effective at the opening of business on the business day next following the record date for determination of shareholders entitled to receive such dividend or distribution, in the case of a dividend or distribution, and shall become effective immediately after the effective date, in the case of a subdivision, split, combination or reclassification. Such adjustment shall be made successively.

          (ii) The Corporation shall also be entitled to make upward adjustments in the Conversion Rate, as it in its sole discretion shall determine to be advisable, in order that any stock dividends, subdivisions of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) made by the Corporation to its shareholders after the first date any shares of Series G Preferred Stock are issued shall not be taxable.

         (iii) In any case in which this subsection 2(c) shall require that an adjustment become effective at the opening of business on the business day next following a record date and the date fixed for conversion pursuant to subsection 2(a) occurs after such record date, but before the occurrence of such event, the Corporation may, in its sole discretion, elect to defer the following until after the occurrence of such event: (A) issuing to the holder of any converted shares of Series G Preferred Stock the additional shares of Common Stock issuable upon such conversion over the shares of Common Stock issuable before giving effect to such adjustments and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to subsection 2(h).

          (iv) All adjustments to the Conversion Rate shall be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustment which by reason of this subsection (iv) is not required to be made shall be carried forward and taken into account in any subsequent adjustment.

          (d) Adjustment for Consolidation or Merger. In case of any consolidation or merger to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation remains unchanged), or in case of any sale or transfer to another entity of the property of the Corporation as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another entity (other than in connection with a merger or acquisition), proper provision shall be made so that each share of Series G Preferred Stock shall, after consummation of such transaction, be subject to conversion at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of Series G Preferred Stock might have been converted immediately prior to consummation of such transaction. The kind and amount of securities into or for which the shares of Series G Preferred Stock shall be convertible after consummation of such transaction shall be subject to adjustment as described in the immediately preceding paragraph following the date of consummation of such transaction.

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

          For purposes of the immediately preceding paragraph and subsection 2(f)(iii), any sale or transfer to another corporation of property of the Corporation which did not account for at least 50% of the consolidated net income of the Corporation for its most recent fiscal year ending prior to the consummation of such transaction shall not in any event be deemed to be a sale or transfer of the property of this Corporation as an entirety or substantially as an entirety.

          (e) Notice of Adjustments. Whenever the Conversion Rate is adjusted as herein provided, the Corporation shall:

          (i) forthwith compute the adjusted Conversion Rate in accordance herewith and prepare a certificate signed by an officer of the Corporation setting forth the adjusted Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate forthwith with the transfer agent for the shares of Series G Preferred Stock and the Common Stock; and

          (ii) mail a notice to the holders of the outstanding shares of Series G Preferred Stock stating that the Conversion Rate had been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Conversion Rate, such notice to be mailed within 45 days of the end of the fiscal quarter during which the facts requiring such adjustment occurred.

          (f) Notices. In case, at any time while any of the shares of Series G Preferred Stock are outstanding,

          (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock, excluding any cash dividends; or

          (ii) the Corporation shall authorize the issuance to all holders of its Common Stock of rights or warrants to subscribe for or purchase shares of its Common Stock or of any other subscription rights or warrants; or

         (iii) the Corporation shall authorize any reclassification of its Common Stock (other than a subdivision or combination thereof) or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required (except for a merger of the Corporation into one of its subsidiaries solely for the purpose of changing the corporate domicile of the Corporation to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the then existing and the new state of domicile), or the sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety; or

          (iv) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Series G Preferred Stock, and shall cause to be mailed to the holders of shares of Series G Preferred Stock at their last addresses as they shall appear on the stock register, at least 10 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. The failure to give or receive the notice required by this subsection (f) or any defect therein shall not affect the legality or validity of such dividend, distribution, right or warrant or other action.

          (g) All certificates evidencing shares of Series G Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof, from and after the date such certificates are so required to be surrendered shall represent the shares of Common Stock into which the shares of Series G Preferred Stock previously represented thereby shall have been converted for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Corporation from time to time thereafter shall take appropriate action to reduce the authorized Series G Preferred Stock accordingly.

          (h) No fractional shares of Common Stock shall be issued upon conversion of the Series G Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the Closing Price of the Common Stock on the date of conversion. The term "Closing Price" on any day shall mean the last reported sales price per share of Common Stock on such day or, in case no such sale takes place on such day, the average of the reported closing high and low quotations, in each case on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal national securities market or quotation system on which the Common Stock is then traded or quoted, or, if the Common Stock is then not so traded or quoted, on the Nasdaq National Market, or, if the Common Stock is not listed on the Nasdaq National Market, the average of the high bid and low-asked quotations of the Common Stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or, if no such quotations are available, the fair market value of the Common Stock as determined by any New York Stock Exchange member firm selected from time to time by the Board of Directors for such purpose.

          (i) The Corporation shall at all times when the Series G Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series G Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series G Preferred Stock.

          (j) All shares of Series G Preferred Stock surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote shall immediately cease and terminate at the close of business on the Conversion Date (except only the right of the holders thereof to receive shares of Common Stock in exchange therefor), and any shares of Series G Preferred Stock so converted shall be retired and canceled by the Corporation.

          (k) All dollar amounts set forth herein shall be subject to equitable adjustment whenever there shall occur a stock split, subdivision, combination, reclassification, dividend (other than regular cash dividend), issuance of rights or warrants to holders of stock to purchase shares of stock, consolidation, merger, or sale or transfer of the property of the Corporation as an entirety or substantially as an entirety or other similar event. Any such adjustment shall be made by the Board of Directors of the Corporation (whose determination shall be conclusive, final and binding). Promptly after the making of any such adjustment, the Corporation shall send notice thereof to the holders of Series G Preferred Stock and to the transfer agent for the Series G Preferred Stock.

          Section 3. Mandatory Redemption.

          (a) On February 1, 2012 (the "Redemption Date"), if all the shares of Series G Preferred Stock have not been converted in accordance with Section 2, to the extent that the Corporation has sufficient funds legally available therefor and to the extent permitted by the Articles of Incorporation, the Corporation shall redeem, at the stated value per share, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the shares of Series G Preferred Stock (the "Redemption Price"), all shares of Series G Preferred Stock outstanding on the Redemption Date.

          (c) The Corporation shall, on or prior to the Redemption Date, deposit with a redemption agent selected by the Board of Directors of the Corporation, as a trust fund, a sum sufficient to redeem the shares of Series G Preferred Stock, with irrevocable instructions and authority to such redemption agent to pay the holders of such shares, as evidenced by a list of such holders certified by an officer of the Corporation, the Redemption Price upon surrender of their respective share certificates. Such deposit shall be deemed to constitute full payment of such shares to their holders. From and after the Redemption Date, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed to be outstanding and all rights of the holders of the shares of Series G

Preferred Stock with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate, except the right to receive the Redemption Price, without interest, which payment shall be made upon surrender of their respective certificates. In case the holders of any shares of Series G Preferred Stock shall not, within six years after such deposit, claim the amount deposited for redemption thereof, the redemption agent shall, upon demand, pay over to the Corporation the balance of such amount deposited. Thereupon, the redemption agent shall be relieved of all responsibility to the holders thereof and the sole right of such holders shall be as general creditors of the Corporation. Any interest accrued on any funds so deposited shall belong to the Corporation and shall be paid to it from time to time on demand.

          Section 4. Voting.

          (a) The shares of Series G Preferred Stock shall have the right to vote on an as-converted basis together with all other classes entitled to vote thereon, on all matters which from time to time may be brought for action by the common shareholders of the Corporation.

          (b) For as long as any shares of Series G Preferred Stock remain outstanding, the affirmative consent of the holders of at least a majority of the Series G Preferred Stock and the Series F Common-Linked Convertible Preferred Stock (the "Series F Preferred Stock"), voting together as a single class, given in person or by proxy, at any annual meeting or special meeting of the shareholders called for such purpose, shall be necessary to amend, alter or repeal any of the provisions of the Articles of Incorporation of the Corporation which would adversely affect the powers, preferences or rights of the holders of the shares of Series G Preferred Stock then outstanding (including, without limitation, by any merger, consolidation or reorganization), except as otherwise provided by the Articles of Incorporation, as amended.1

          For as long as any shares of Series G Preferred Stock remain outstanding, the affirmative consent of the holders of at least a majority of the Series G Preferred Stock and the Series E Redeemable Preferred Stock (the "Series E Preferred Stock"), voting together as a single class, given in person or by proxy, at any annual meeting or special meeting of the shareholders called for such purpose, shall be necessary to amend, alter or repeal any of the provisions of the Articles of Incorporation of the Corporation which would adversely affect the powers, preferences or rights of the holders of the shares of Series G Preferred Stock then outstanding (including, without limitation, by any merger, consolidation or reorganization), except as otherwise provided by the Articles of Incorporation, as amended.2


--------
1 This provision to be used if the proper consents of the holders of the Series E Preferred Stock and Series F Preferred Stock are both obtained.

2 This provision to be used if the proper consent of the holders of the Series E Preferred Stock is obtained but not the proper consent of the holders of the Series F Preferred Stock.

          Section 5. Liquidation Rights.

          (a) Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of the shares of the Series G Preferred Stock shall be entitled to receive, before any payment or distribution of the assets of the Corporation or proceeds thereof (whether capital or surplus) shall be made to or set apart for the holders of the Common Stock or any other class or series of stock ranking junior to the Series G Preferred Stock upon liquidation, dissolution or winding-up, the greater amount of (i) the stated value (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) and (ii) the amount the holder would have received upon such final distribution, if the shares of Series G Preferred Stock had been converted into shares of Common Stock pursuant to Section 2 of this Article. If, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of the Series G Preferred Stock and any other class or series of Preferred Stock ranking on a parity with the Series G Preferred Stock as to payments upon liquidation, dissolution or winding-up shall be insufficient to pay in full the preferential amount aforesaid, then such assets or the proceeds thereof shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

          (b) For the purposes of this Section 5, neither of the following events shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation:

          (i) the sale, lease, transfer or exchange of all or substantially all of the assets of the Corporation; or

          (ii) the consolidation or merger of the Corporation with one or more other corporations (whether or not the Corporation is the corporation surviving such consolidation or merger).

          Section 6. No Purchase, Retirement or Sinking Fund. The shares of the Series G Preferred Stock shall not be subject to the operation of any purchase, retirement or sinking fund.

          Section 7. Status. Shares of the Series G Preferred Stock which have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares which are held as treasury shares, but including shares cancelled, redeemed purchased and retired) shall, upon compliance with any applicable provisions of the Act, have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of a new series of Preferred Stock to be established by the Board of Directors or as part of any other series of Preferred Stock the terms of which do not prohibit such reissue.

          Section 8. Priority. The Series G Preferred Stock shall rank (i) senior to the Common Stock and the Series E Redeemable Preferred Stock of the

Corporation and (ii) on parity with the Series F Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding-up.3

          The Series G Preferred Stock shall rank (i) senior to the Common Stock, (ii) on parity with the Series E Preferred Stock of the Corporation and
(ii) junior to the Series F Common-Linked Convertible Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding-up.4

          Section 9. Relative Rights of Series G Preferred Stock. So long as any of the Series G Preferred Stock is outstanding, the Corporation will not declare, or pay, or set apart for payment, any dividends (other than dividends or distributions payable in stock ranking junior to the Series G Preferred Stock upon liquidation, dissolution or winding-up) or make any distribution in cash or other property on any other class or series of stock of the Corporation ranking junior to the Series G Preferred Stock either upon liquidation, dissolution or winding-up, and will not redeem, purchase or otherwise acquire any shares of any such junior class or series of stock if at the time of making such declaration, payment or setting apart for payment, distribution, redemption, purchase or acquisition the Corporation shall be in default with respect to any distributions payable on shares of Series G Preferred Stock."

                                   ARTICLE II

            The foregoing amendment was adopted on __________, 2002.

                                  ARTICLE III

                           MANNER OF ADOPTION AND VOTE

          The amendment set forth above was adopted by the Board of Directors of the Corporation and shareholder action was not required.

                                   ARTICLE IV

                       COMPLIANCE WITH LEGAL REQUIREMENTS

          The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the Bylaws of the Corporation.


--------
3 This provision to be used if the proper consents of the holders of the Series E Preferred Stock and Series F Preferred Stock are both obtained.

4 This provision to be used if the proper consent of the holders of the Series E Preferred Stock is obtained but not the proper consent of the holders of the Series F Preferred Stock.

          IN WITNESS WHEREOF, the undersigned Corporation has caused these Articles of Amendment to be signed and verified by a duly authorized officer, acting for and on behalf of such Corporation; and the undersigned verifies subject to the penalties of perjury that the facts contained herein are true this ___ day of _________, 2002.

                                         CONSECO, INC.


                                         By:__________________________________
                                         Name:
                                         Title: